Exhibit 23.4

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817-336-2461	713-651-9944
FAX 512-233-2618	FAX 817-877-3728	FAX 713-651-9980
www.cgaus.com

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

The undersigned hereby consents to the inclusion of the information included in this Registration Statement on Amendment No. 1 of the Form S-4 of RAAM Global Energy Company and the related prospectus that is a part thereof as of the year ended December 31, 2012 dated on January 23, 2013. We hereby further consent to all references to our firm included in this Registration Statement on Amendment No. 1 of the Form S-4 to be filed on September 18, 2013.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas

September 18, 2013